EXHIBIT 5
DLA Piper US LLP
2000 University Avenue, East Palo Alto, CA 94303-2248
Phone: 650-833-2000 Fax: 650-833-2001 www.dlapiper.com
June 15, 2007
Applied Signal Technology, Inc.
400 West California Avenue
Sunnyvale, California 94086
Ladies and Gentlemen:
As legal counsel for Applied Signal Technology, Inc., a California corporation (the “Company”), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 600,000 shares of the Common Stock, $0.001 par value, of the Company which may be issued pursuant to the exercise of purchase rights granted under the Applied Signal Technology, Inc. 1993 Employee Stock Purchase Plan (the “Plan”).
We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California and the federal law of the United States.
Based on such examination, we are of the opinion that the 600,000 shares of Common Stock which may be issued under the Plan are duly authorized shares of the Company’s Common Stock, and, when issued against receipt of the consideration therefore in accordance with the provisions of the Plan will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.
This opinion letter is given to you solely for use in connection with the issuance of the Shares in accordance with the Registration Statement and is not to be relied on for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to us, the Shares or the Registration Statement.
Respectfully submitted,
Very truly yours,
/s/ DLA Piper US LLP
DLA PIPER US LLP